Exhibit (c)(6)

— Confidential — February 11, 2022 Presentation to the Special Committee Project RETURN

1 — Confidential — Disclaimer This presentation has been prepared by Centerview Partners LLC (“Centerview”) for use solely by the management and Special Committee of RETURN, Inc.(“RETURN”) in connection with its evaluation of a proposed transaction involving RETURN and for no other purpose. The information contained herein is based upon information supplied by or on behalf of RETURN and publicly available information, and portions of the information contained herein may be based upon statements, estimates and forecasts provided by RETURN. Centerview has relied upon the accuracy and completeness of the foregoing information, and has not assumed any responsibility for any independent verification of such information or for any independent evaluation or appraisal of any of the assets or liabilities (contingent or otherwise) of RETURN or any other entity, or concerning the solvency or fair value of RETURN or any other entity. With respect to financial forecasts, Centerview has assumed that such forecasts have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the management of RETURN as to the future financial performance of RETURN, and at your direction Centerview has relied upon such forecasts, as provided by RETURN’s management, with respect to RETURN. Centerview assumes no responsibility for and expresses no view as to such forecasts or the assumptions on which they are based. The information set forth herein is based upon economic, monetary, market and other conditions as in effect on, and the information made available to us as of, the date hereof, unless indicated otherwise and Centerview assumes no obligation to update or otherwise revise these materials. The financial analysis in this presentation is complex and is not necessarily susceptible to a partial analysis or summary description. In performing this financial analysis, Centerview has considered the results of its analysis as a whole and did not necessarily attribute a particular weight to any particular portion of the analysis considered. Furthermore, selecting any portion of Centerview’s analysis, without considering the analysis as a whole, would create an incomplete view of the process underlying its financial analysis. Centerview may have deemed various assumptions more or less probable than other assumptions, so the reference ranges resulting from any particular portion of the analysis described above should not be taken to be Centerview’s view of the actual value of RETURN. These materials and the information contained herein are confidential, were not prepared with a view toward public disclosure, and may not be disclosed publicly or made available to third parties without the prior written consent of Centerview. These materials and any other advice, written or oral, rendered by Centerview are intended solely for the benefit and use of the management and Special Committee of RETURN (in its capacity as such) in its consideration of the proposed transaction, and are not for the benefit of, and do not convey any rights or remedies for any holder of securities of RETURN or any other person. Centerview will not be responsible for and has not provided any tax, accounting, actuarial, legal or other specialist advice. These materials are not intended to provide the sole basis for evaluating the proposed transaction, and this presentation does not represent a fairness opinion, recommendation, valuation or opinion of any kind, and is necessarily incomplete and should be viewed solely in conjunction with the oral presentation provided by Centerview.

2 — Confidential — Review of Key Dates for the Special Committee .. Oct. 13, 2021: Kick-off call to review process objectives and framework .. Oct. 25, 2021: Strategic review of RETURN’s current market positioning, Management standalone plan and strategic alternatives; discussion of preliminary financial analysis of Management standalone plan .. Nov. 2, 2021: Financial update call conducted by RETURN Management / Centerview with COPY .. Nov. 12, 2021: COPY communicated to Centerview that they are prepared to consider exploring a transaction at an indicative valuation of $22.00 per share (29% implied spot premium(1)) and reiterated that they are not a seller; COPY also requested to engage with a limited number of financing sources and complete focused due diligence – Special Committee subsequently authorized COPY to discuss financing with Goldman and RBC – Special Committee also authorized Centerview to communicate to COPY that a non-binding indication of interest would be needed to assess further engagement .. Nov. 22, 2021: COPY communicated to Centerview that they are prepared to consider a transaction at an indicative valuation of $23.00 per share; COPY confirmed their leverage assumptions with Goldman Sachs and RBC of 6x+ through HoldCo note – Special Committee subsequently authorized Centerview to communicate to COPY that the Special Committee would be unwilling to transact at $23.00 per share – Special Committee also instructed Management to create a single operating case to serve as the basis for analyses as the process progressed .. Dec. 2, 2021: COPY requested business unit calls with the following attendees: Art Steinhafel and Jim Keppler (U.S. Windows); John Buckley and Jim Keppler (U.S. Siding); Philip Langlois (Canada); Matt Ackley and Jim Keppler (Commercial) .. Dec. 3, 2021: RETURN’s CFO presented a Management Case to the Special Committee and subsequently shared the projections with Centerview Project RETURN has consisted of multiple discussions between COPY and Centerview, on behalf of the Special Committee – COPY’s view on value has been informed further through management calls and due diligence requests (1) Based on RETURN’s closing share price of $17.04 as of November 12, 2021.

3 — Confidential — Review of Key Dates for the Special Committee (Cont.) .. Dec. 16, 2021: RETURN Management and COPY completed the requested business unit reviews; focus centered on the Management Plan, including underlying drivers, market context and operating synergies – COPY then requested follow-up materials as part of their ongoing review of value – Special Committee approved distribution of the requested follow-up materials on December 20, 2021 .. Dec. 22, 2021: COPY communicated to Centerview that they are prepared to consider a transaction at an indicative valuation of $23.50 per share – COPY expressed concerns around specific assumptions in the projections shared by Management • Volume for Windows segment and materials pricing-cost spread for Commercial segment .. Jan. 3, 2022: RETURN’s CFO provided the Special Committee with an update to the Management Plan .. Jan. 19, 2022: COPY and COPY’s advisors were provided access to a virtual data room – Management and Centerview have since completed multiple requests related to COPY’s business, financial and operational due diligence (please refer to page 20 for a summary) .. Feb. 3, 2022: RETURN’s CFO provided Centerview with an update to the Management Plan, which Centerview subsequently shared with COPY; update includes the UCC acquisition and actual balance sheet figures as of December 31, 2021 .. Feb. 7, 2022: COPY communicated to Centerview that they are prepared to consider a transaction at an indicative valuation of $24.50 per share .. Feb. 7, 2022: Unusually high options trading reported in RETURN stock .. Feb. 10, 2022: Bloomberg reports potential COPY offer .. Feb. 10, 2022: Following communication with Centerview, COPY communicated to Centerview that they are prepared to consider a transaction at an indicative valuation of $24.65 per share – Implied premia and multiples herein reflect unaffected trading levels as of February 4, 2022 Project RETURN has consisted of multiple discussions between COPY and Centerview, on behalf of the Special Committee – COPY’s view on value has been informed further through management calls and due diligence requests

4 — Confidential — Table of Contents Section 1 ...................................................................................... Recap of COPY’s 2/10/22 Indication Section 2 ......................................................... Centerview’s Updated Preliminary Financial Analysis Appendix ........................................................................................................... Supplementary Materials

— Confidential — Recap of COPY’s 2/10/22 Indication 1

— Confidential —

Updated Value Communicated by COPY on February 10, 2022

Overview

Price per Share

- $24.65 per share, which implies:
  - An increase of 0.6% from an indication of $24.50 on February 7, 2022
  - An increase of 12.0% from an initially considered indication of $22.00 on Nov. 12, 2021 (29% implied spot premium)(1)

Implied Premia

Unaffected as of February 4, 2022:

- 74.9% to unaffected share price of $14.09
- 54.6% to unaffected 30-day VWAP of $15.94
- 58.1% to unaffected 90-day VWAP of $15.59
- 77.4% to unaffected 1-year VWAP of $13.89
- 26.4% to unaffected 52-week high of $19.50(3)

Consideration and Financing

- 100% cash consideration
- Financing discussions with Goldman Sachs, RBC, Deutsche Bank and UBS have advanced toward a formal financing commitment
- Indebtedness would be incurred by a Holdco above the RETURN credit group following the merger
  - RETURN's outstanding debt would stay in place

Summary Financials

			Unaffected (as of 2/4/22)	COPY Indication
Implied Valuation				
Share Price			$14.09	$24.65
% Premium to Unaffected Price			–	74.9%
Diluted Shares Outstanding(2)			131.2	132.2
Equity Value			**$1,849**	**$3,258**
Less: Cash(2)			(394)	(394)
Plus: Debt(2)			3,081	3,081
Enterprise Value			**$4,535**	**$5,944**
Implied Multiples				
	Multiple:	***Metric:***		
EV / EBITDA (February 3 Mgmt. Case)	2021A	$721	6.3x	8.3x
	2022E	750	6.1x	7.9x

Source: Management projections provided on February 3, 2022. Company filings and FactSet as of February 4, 2022.
Note: Dollars in millions, except per share amounts.
(1) Based on RETURN's closing share price of $17.04 as of November 12, 2021.
(2) RETURN balance sheet and share count as of December 31, 2021.
(3) Reflects closing share price trading levels.

Centerview Partners 6

7 — Confidential — $0 $5 $10 $15 $20 $25 Feb-12 Feb-13 Feb-14 Feb-15 Feb-16 Feb-17 Feb-18 Feb-19 Feb-20 Feb-21 Feb-22 RETURN’s Historical Share Price Performance Source: FactSet and Wall Street research as of February 10, 2022. Note: Unaffected price reflects share price as of February 4, 2022. (1) Reflects closing share price trading levels. $11.89 Current: $18.66 +57% Jul. 17, 2018: NCI and Ply Gem announced merger Nov. 16, 2018: NCI and Ply Gem merger closed RETURN’s Share Price Performance (Last 10 Years) Implied Premia (Unaffected as of Feb. 4, 2022) COPY Indication Share Price $24.65 vs. Current ($18.66) 32.1% vs. Unaffected ($14.09) 74.9% vs. 30-Day VWAP ($15.94) 54.6% vs. 90-Day VWAP ($15.59) 58.1% vs. 1-Year VWAP ($13.89) 77.4% vs. 52-Week High ($19.50) 26.4% vs. 52-Week Low ($11.10) 122.1% vs. 10-Year High ($23.00) 7.2% (1) (1) COPY Indication: $24.65 Feb. 19, 2020: Pre-COVID trading Feb. 10, 2022: Bloomberg reports potential COPY offer Feb. 7, 2022: Unusually high options trading reported in RETURN stock Unaffected: $14.09 +19% (1)

— Confidential —

RETURN Unaffected Shareholder Basis Analysis

Note: COPY's estimated cost basis is based on 23mm of retained shares from their $250mm investment in NCI in 2009 ($1.28) and 39mm of newly issued shares following NCI's merger with Ply Gem ($12.16)

Top 20 Shareholders (Excluding COPY, Golden Gate Capital and Other Insiders)

Shareholder	Market Value ($mm)(1)	% of O/S (2)	Shares Held	Estimated Avg. Cost Basis
American Century Investments	$59.0	3.3%	4,184,914	$16.13
BlackRock	54.9	3.1%	3,897,794	14.27
Vanguard	50.3	2.8%	3,566,418	11.41
Barrow, Hanley, Mewhinney & Strauss	39.6	2.2%	2,810,018	16.29
Russell Investments	28.4	1.6%	2,014,700	15.92
Guardian Point Capital	28.2	1.6%	2,000,000	7.85
American Beacon Advisors	27.5	1.5%	1,952,379	16.04
DNB Asset Management	23.7	1.3%	1,683,875	8.45
Dimensional Fund Advisors	20.9	1.2%	1,479,853	13.73
TIAA	20.3	1.1%	1,442,155	9.51
King Street	19.7	1.1%	1,400,000	15.22
Wolf Hill Capital	18.1	1.0%	1,283,639	10.58
State Street Global Advisors	13.9	0.8%	988,796	15.68
RBF Capital	13.6	0.8%	962,997	5.76
Geode Capital Management	13.4	0.7%	948,279	13.39
J. Goldman & Co.	13.0	0.7%	919,882	12.00
Cooper Creek Partners	10.2	0.6%	723,893	15.10
Soviero Asset Management	9.6	0.5%	680,000	16.15
Voss Capital	9.2	0.5%	650,000	14.74
Invesco Capital Management	9.1	0.5%	645,431	16.03
Top 20 Holders (Excl. Insiders)	**$482.4**	**27.0%**	**34,235,023**	**$13.70**
Reference: COPY	$875.6	48.9%	62,143,415	$1.28 / $12.16(3)

Source: Management, Public filings, CapitalIQ, Wall Street research and FactSet as of February 4, 2022.
Note: Dollars in millions. Cost basis calculated using FIFO method. List of shareholders excludes COPY, Golden Gate Capital and RETURN Executive Chairman James Metcalf.
(1) Based on RETURN unaffected share price of $14.09 as of February 4, 2022.
(2) Based on 127.0mm basic shares outstanding as of December 31, 2021 per Management.
(3) Estimated cost basis of 23mm of retained shares from COPY's 2009 investment in NCI is based on NCI's Q3'09 10-Q filing. Estimated cost basis of 39mm of newly issued shares from NCI's merger with Ply Gem is based on NCI's share price of $12.16 as of November 16, 2018 – the last closing price before the merger closed.

CENTERVIEW PARTNERS
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9 — Confidential — Source: FactSet as of February 4, 2022. (1) Represents closing share price and 30-day VWAP as of the date COPY communicated value for RETURN shares not owned, except for dates after February 4, 2022. Market data for February 7 and February 10, 2022 represents market data as of February 4, 2022 (the unaffected date). (2) Based on RETURN share price of $14.09 as of February 4, 2022. Summary of COPY’s Indications For RETURN Shares Not Owned Evolution of Value Communicated by COPY Date of Received Indication Nov. 12, 2021 Nov. 22, 2021 Dec. 22, 2021 Feb. 7, 2022 Feb. 10, 2022 Value Communicated (per share) 1-Day Spot Price(1) $17.04 $17.23 $16.14 $14.09 $14.09 30-Day VWAP(1) $14.84 $15.36 $16.22 $15.94 $15.94 % Premium to 1-Day Spot Price (1) 29.1% 33.5% 45.6% 73.9% 74.9% % Premium to 30-Day VWAP (1) 48.3% 49.8% 44.9% 53.7% 54.6% % Premium to Unaffected Price (2) 56.1% 63.2% 66.8% 73.9% 74.9% % Change to Initial Indication -- +4.5% +6.8% +11.4% +12.0% % Change to Previous Indication -- +4.5% +2.2% +4.3% +0.6% RETURN Trading Implied Premium Change in Indication $22.00 $23.00 $23.50 $24.50 $24.65 Communicated after irregular trading activity on Feb. 7, 2022 – below reflects market data as of Feb. 4, 2022

— Confidential —

Premia Paid Analysis – Go-Private and All-Cash Transactions

Premiums paid in precedent transactions

Go-Private Premiums(1)

Implied RETURN Unaffected Share Price(3)

$16.45	$17.88	$18.45	$20.03	$22.37

Below reflects premium to one-day unaffected spot price


16.7%
26.9%
30.9%
42.2%
58.8%
25th Percentile
Median
Mean
75th Percentile
90th Percentile

Reflects 25th and 75th percentile premia to 52-week high

	25th	75th
52-Week High(4)	$17.96	$21.83

Reflects 25th and 75th percentile premia to unaffected 30-day VWAP

	25th	75th
Unaffected 30-Day VWAP(5)	$18.08	$21.45

All-Cash Premiums(2)

Implied RETURN Unaffected Share Price(3)

$16.75	$18.37	$19.52	$21.31	$24.39

Below reflects premium to one-day unaffected spot price


18.9%
30.3%
38.6%
51.2%
73.1%
25th Percentile
Median
Mean
75th Percentile
90th Percentile

Reflects 25th and 75th percentile premia to 52-week high

	25th	75th
52-Week High(4)	$19.36	$23.59

Reflects 25th and 75th percentile premia to unaffected 30-day VWAP

	25th	75th
Unaffected 30-Day VWAP(5)	$19.09	$23.38

Source: FactSet as of February 4, 2022.
Note: Includes complete and pending transactions. Excludes finance, real estate and insurance targets, as well as transactions with premiums greater than 200%.
(1) Premium to unaffected share price for go-privates over the last 10 years involving U.S. public companies $1-10bn in transaction value.
(2) Premium to unaffected share price for all-cash transactions over the last 10 years involving U.S. public companies $1-10bn in transaction value.
(3) Based on RETURN's unaffected share price of $14.09 as of February 4, 2022.
(4) Represents implied share prices based on RETURN's unaffected 52-week high share price of $19.50 and related 25th and 75th percentile premiums for precedent transactions.
(5) Represents implied share prices based on RETURN's unaffected 30-day VWAP of $15.94 and related 25th and 75th percentile premiums for precedent transactions.

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— Confidential —

Premia Paid Analysis – Acquisitions with Existing Buyer Stake

Non-Controlling Ownership Transactions[1]

Ann. Date	Acquiror	Target	Enterprise Value ($bn)	% Owned Pre-Txn	Premium to Share Price		
					1-Day Prior[2]	30-Day VWAP	52-Wk High
Nov-19	Marubeni; Mizuho Leasing	Aircastle	$7.3	29%	34%	40%	34%
May-19	Nascar	International Speedway	1.9	39%	14%	22%	(5%)
Feb-16	Brookfield Asset Management	Rouse Properties	2.7	33%	35%	25%	(9%)
Aug-13	David Murdock	Dole Food	2.8	40%	32%	32%	(6%)
Jun-13	Hunt	Centerline	1.1	41%	18%	18%	(4%)
Sep-11	MacAndrews & Forbes	M&F Worldwide	2.5	43%	47%	16%	(16%)
Sep-09	Harbinger Capital Partners	SkyTerra	1.5	49%	47%	54%	10%
Feb-07	Colony Capital / Fertitta Family	Station Casinos	8.6	27%	30%	--	12%
Jan-07	SAINT	Swift Transportation	2.6	27%	31%	26%	--
Jun-06	Brookfield Properties / Blackstone	Trizec Properties	6.5	38%	18%	22%	10%
Apr-06	Novartis	Chiron	10.0	42%	32%	17%	5%
Dec-02	David Murdock	Dole Food	2.4	23%	37%	--	(1%)
Median				**39%**	**32%**	**23%**	**(1%)**
RETURN[3]				**49%**	**75%**	**55%**	**26%**

Source: FactSet as of February 4, 2022.
Note: Dollars in billions. Includes complete and pending transactions for U.S. public companies equal to or greater than $1bn in enterprise value. Excludes energy, finance and insurance targets.
(1) Represents all-cash transactions involving an acquiror with an ownership position of 20%-50% acquiring the remainder of the target's shares.
(2) Represents premium to unaffected share price.
(3) RETURN premia based on COPY indication of $24.65 per share, unaffected share price of $14.09 as of February 4, 2022, unaffected 30-day VWAP of $15.94 and 52-week high of $19.50.

CENTERVIEW PARTNERS

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— Confidential —

Bid Dynamics – Acquisitions with Existing Buyer Stake

Non-Controlling Ownership Transactions[1]

Ann. Date	Acquiror	Target	Target Description	Enterprise Value ($bn)	Bid Evolution: Initial 1-Day Premium	Bid Evolution: % Δ Initial to Final Bid	Bid Evolution: Final Premium to Unaffected	# of Bumps[2]
Nov-19	Marubeni; Mizuho Leasing	Aircastle	Commercial aircraft sales / leasing	$7.3	21%	16%	34%	2
May-19	Nascar	International Speedway	Motorsport entertainment facilities	1.9	6%	7%	14%	5
Feb-16	Brookfield Asset Management	Rouse Properties	Regional mall / retail owner	2.7	26%	7%	35%	2
Aug-13	David Murdock	Dole Food	Agricultural producer / marketer	2.8	22%	13%	32%	4
Jun-13	Hunt	Centerline	Real estate asset management	1.1	21%	--%	18%	--
Sep-11	MacAndrews & Forbes	M&F Worldwide	Diversified holding company	2.5	42%	4%	47%	1
Sep-09	Harbinger Capital Partners	SkyTerra	Satellite telecom provider	1.5	21%	25%	47%	2
Feb-07	Colony Capital / Fertitta Family	Station Casinos	Casino operator	8.6	19%	10%	30%	2
Jan-07	SAINT	Swift Transportation	Truckload motor shipping carrier	2.6	21%	9%	31%	2
Jun-06	Brookfield Properties / Blackstone	Trizec Properties	U.S. office REIT	6.5	21%	2%	18%	1
Apr-06	Novartis	Chiron	Pharmaceuticals	10.0	11%	20%	32%	3
Dec-02	David Murdock	Dole Food	Agricultural producer / marketer	2.4	20%	14%	37%	1
Median					**21%**	**9%**	**32%**	**2**
RETURN[3]					**29%**	**12%**	**75%**	**4**

Source: FactSet as of February 4, 2022.

Note: Dollars in billions. Includes complete and pending transactions for U.S. public companies equal to or greater than $1bn in enterprise value. Excludes energy, finance and insurance targets.

(1) Represents all-cash transactions involving an acquiror with an ownership position of 20%-50% acquiring the remainder of the target's shares.

(2) Represents number of bids increasing in value from initial indication.

(3) RETURN premia based on COPY indication of $24.65 per share, initial COPY indication of $22.00 per share, RETURN share price of $14.09 as of February 4, 2022 and RETURN share price of $17.04 as of November 12, 2021, the date of COPY's initial indication.

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— Confidential — Centerview’s Updated Preliminary Financial Analysis 2

— Confidential —

Overview of Centerview's Preliminary Financial Analysis

	Selected Public Company Analysis	▪ Selected publicly-traded comparable companies in the building products sector ▪ Valuation multiples based on Enterprise Value / CY 2022E EBITDA ▪ Multiples applied to RETURN's 2022E EBITDA per RETURN February 3 Management Case
	Selected Precedent Transactions Analysis	▪ Selected precedent M&A transactions in the building products sector – Includes transactions completed with U.S. targets in the last 5 years (deal size greater than $1bn) ▪ Multiples applied to RETURN's LTM EBITDA as of December 31, 2021
	Discounted Cash Flow (DCF) Analysis	▪ Based on RETURN February 3 Management Case ▪ Perpetuity growth rate of 1.75% - 2.50% ▪ Weighted average cost of capital ("WACC") range of 10.5% - 12.5%
For Reference Only (As of Unaffected Date)	***52-Week Trading Range***	▪ RETURN's closing share price trading levels over the last 52 weeks
	Analyst Price Targets	▪ Range of current Wall Street analyst price targets for RETURN
	Premia Paid Analysis	▪ Range of premia paid on selected take-private transactions – Includes transactions completed with U.S. targets in the last 10 years (deal size of $1bn - $10bn) ▪ Premia applied to RETURN's unaffected share price, 30-day VWAP and 52-week high(1)

Source: Company filings, press releases, CapIQ, FactSet and Management projections provided on February 3, 2022.
Note: Market data as of unaffected date of February 4, 2022.
(1) Based on RETURN's unaffected share price of $14.09 as of February 4, 2022, unaffected 30-day VWAP of $15.94 and unaffected 52-week high of $19.50.

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15 — Confidential — $11.50 $26.00 $20.75 $11.10 $19.00 $16.50 $18.00 $18.00 $19.50 $39.50 $32.50 $19.50 $27.00 $20.00 $21.50 $21.75 – $10.00 $20.00 $30.00 $40.00 Source: Management projections provided on February 3, 2022, FactSet as of February 10, 2022 and Wall Street research. Note: Dollars in millions, except per share figures. Implied share prices rounded to the nearest $0.25. Unaffected market data as of February 4, 2022. RETURN financials reflect shares outstanding and balance sheet figures as of December 31, 2021. (1) Implied share price calculated as implied enterprise value less $2.7bn of net debt, consisting of $3.1bn of debt and $0.4bn of cash, divided by fully diluted shares outstanding. Fully diluted shares outstanding based on 127.0mm basic shares, 3.0mm stock options with a weighted average exercise price of $10.28, 1.9mm RSUs and 1.4mm PSUs. EBITDA is unburdened for stock-based compensation. 52-Week Trading Range Selected Public Comparables Selected Precedent Transactions Implied Share Price(1) LTM (as of 12/31/21) LTM EBITDA: $721mm Multiple: 8.5x - 11.0x February 3 Mgmt. Case WACC: 10.5% - 12.5% PGR: 1.75% - 2.50% Closing Price Low - High February 3 Mgmt. Case 2022E EBITDA: $750mm Multiple: 5.6x - 7.0x Unaffected Price as of 2/4/22: $14.09 Analyst Price Targets Price Target Low - High For Reference Only (As of Unaffected Date) DCF Analysis Premia Paid Analysis Implied Price Unaffected Share Price: $14.09 Premium: 16.7% - 42.2% COPY Indication on 2/10/22: $24.65 Preliminary Financial Analysis Implied Price Unaffected 30-Day VWAP: $15.94 Premium: 12.8% - 33.8% Implied Price 52-Week High: $19.50 Premium: (7.9%) - 12.0%

16 — Confidential — Selected Public Trading Comparables Source: Company filings and FactSet as of February 10, 2022. Note: Dollars in billions. EBITDA is unburdened for stock-based compensation. All figures are based on RETURN fiscal year ending December 31. Companies sorted by equity value. RETURN management case revenue and EBITDA growth based on 2021 actuals. RETURN net leverage based on LTM EBITDA and balance sheet figures as of December 31, 2021. (1) Reflects unaffected market data as of February 4, 2022. Revenue EBITDA EBITDA Net Equity Enterprise EV / EBITDA Growth Growth Margin Leverage Company Value Value 2022E '21E - '22E '21E - '22E 2022E LTM Owens Corning $9.2 $11.3 5.7x 5% 3% 23% 1.1x Masonite 2.3 2.8 6.0x 7% 12% 17% 1.1x JELD-WEN 2.2 3.6 6.6x 7% 14% 11% 2.9x PGT Innovations 1.1 1.7 8.1x 19% 27% 15% 3.4x American Woodmark 0.9 1.4 7.1x 7% 11% 10% 3.0x Median $2.2 $2.8 6.6x 7% 12% 15% 2.9x RETURN (Feb. 3 Mgmt. Case)(1) $1.8 $4.5 6.1x 12% 4% 12% 3.7x

— Confidential —

Selected Precedent Transactions

Selected acquisitions of U.S. building products companies over the last 5 years with a deal size greater than $1bn

		Target		EV / LTM		Public Co.	Target's LTM Financials			Memo: Implied Premia	
Date	Acquiror	Company	EV	Sales	EBITDA	Target	Sales	EBITDA	Margin	1-Day Prior	30-Day VWAP
7/19/21	Carlisle Companies	Henry	$1,575	3.1x	13.2x	--	$511	$119	23.3%	--	--
6/20/21	Westlake Chemical	Boral's N.A. Building Products	2,150	2.0x	~10.4x(1)	--	1,100	~206(1)	~19.0%	--	--
6/7/21	Nucor	Cornerstone's Insulated Metal Panels	1,000	2.6x	13.3x	--	389	75	19.3%	--	--
11/15/19	ACPI	Masco Cabinetry	1,000	1.1x(2)	9.8x(2)	--	950(2)	102(2)	10.7%	--	--
11/12/19	Saint-Gobain	Continental Building Products	1,434	2.8x	10.4x	✓	514	138	26.8%	+16%	+27%
7/17/18	NCI	Ply Gem	3,700	1.4x(3)	10.9x(3)	--	2,649(3)	341(3)	12.9%	--	--
1/31/18	CD&R	Ply Gem	2,400	1.2x	9.7x	✓	2,056	246	12.0%	+20%	+18%
12/1/17	American Woodmark	RSI Home Products	1,075	1.9x	8.7x	--	560	123	22.0%	--	--
Median				***1.9x***	***10.4x***				***19%***		
Mean				***2.0x***	***10.8x***				***18%***		

Source: Company press releases, news articles, Wall Street research, CapIQ and FactSet.
Note: EBITDA is unburdened for stock-based compensation. Transaction multiples represent approximate figures due to lack of disclosures. Multiples are on LTM basis unless otherwise noted.
(1) Reflects midpoint of Westlake's disclosure on acquisition call. Stock-based compensation reflects segment's sales contribution.
(2) Represents FY'18A figures. Stock-based compensation reflects segment's sales contribution.
(3) Represents FY'18E figures per merger proxy. Assumes stock-based compensation reflects FY'17A stock-based compensation as a percentage of FY'17A sales.

CENTERVIEW PARTNERS 17

— Confidential —

Discounted Cash Flow Analysis – February 3 Management Case

Unlevered Free Cash Flow Build

($ in millions)	2022E	2023E	2024E	2025E	2026E	Terminal Year
Revenue	**$6,428**	**$6,766**	**$6,778**	**$6,857**	**$7,175**	**$7,175**
% Growth	*12%*	*5%*	*0%*	*1%*	*5%*	
Adj. EBITDA (less: SBC)[(1)]	**$730**	**$833**	**$859**	**$893**	**$972**	**$972**
% Margin	*11%*	*12%*	*13%*	*13%*	*14%*	*14%*
(Less): D&A[(2)]	(276)	(252)	(227)	(203)	(179)	(179)
EBIT	**$453**	**$581**	**$632**	**$690**	**$793**	**$793**
(Less): Taxes	(136)	(174)	(190)	(207)	(238)	(238)
NOPAT	**$317**	**$407**	**$442**	**$483**	**$555**	**$555**
Plus: D&A[(2)]	276	252	227	203	179	179
Plus / (Less): Change in NWC	199	9	65	54	28	21
(Less): CapEx	(161)	(169)	(169)	(171)	(179)	(179)
Plus: Cash Settlement (tax adj.)	53	--	--	--	--	--
Unlevered Free Cash Flow	**$684**	**$499**	**$565**	**$569**	**$582**	**$575**

Implied Share Price

Discount Rate	Perpetuity Growth Rate 1.75%	2.13%	2.50%
10.5%	$29.25	$30.75	$32.50
11.5%	24.50	25.75	27.00
12.5%	20.75	21.50	22.75

Implied Terminal Multiple[(3)]

Discount Rate	Perpetuity Growth Rate 1.75%	2.13%	2.50%
10.5%	6.7x	7.1x	7.4x
11.5%	6.1x	6.3x	6.6x
12.5%	5.5x	5.7x	5.9x

Source: Management projections provided on February 3, 2022.
Note: Dollars in millions, except per share items. Implied share prices rounded to nearest $0.25.
(1) Adjusted EBITDA includes stock-based compensation as a cash expense.
(2) Terminal year assumes D&A equal to CapEx going forward.
(3) Implied terminal multiples based on adjusted EBITDA unburdened for stock-based compensation.

Centerview Partners

18

— Confidential — Appendix Supplementary Materials

20 — Confidential — Overview of Completed Due Diligence .. Several calls were conducted with RETURN’s leadership team to gain further insight into the Company, current business trajectory and updated financial outlook, including: – January 24, 2022: Financial overview discussion with RETURN’s CFO and select Finance team members – January 28, 2022: Corporate and Residential segment discussion with RETURN’s CEO, CFO and several members of the Executive team – February 2, 2022: Siding segment discussion with RETURN’s CEO, CFO and business unit leaders – February 3, 2022: Commercial segment discussion with RETURN’s CEO, CFO and business unit leaders Business & Commercial .. Access provided to COPY and PwC for requested files and related discussions, including EBITDA adjustments, historical trends in financial statements, capital expenditures, and commitments & contingencies – Review of Grant Thornton’s audit workpapers for 2019 and 2020 Quality of Earnings .. Manufacturing site visits were held during the week of January 24 and January 31, consisting of plant overviews and tours in Marion, WA, Auburn, WA, Sacramento, CA and North Brunswick, NJ .. The North Brunswick, NJ visit was followed by a discussion session focused on several topics, including: – Procurement / supply chain, logistics, distribution and manufacturing – Individual plant review and discussion of upside opportunities .. On February 7, 2022, RETURN’s CEO and CFO led a discussion on the Cornerstone Production System Operational Financing .. Data room access was granted to financing partners Deutsche Bank, Goldman Sachs, RBC and UBS .. Access was limited to information required for financing support, which included historical and near-term projected financial information and working capital, capital expenditure and commercial spread detail

21 — Confidential — Memo: NTM EBITDA $750 $853 $879 Net Debt 2,686 2,148 1,759 Dil. Shares 131.2 131.2 131.2 NTM EV / EBITDA Multiple RETURN Current (6.1x) 3-Yr RETURN Average (6.9x) 3-Yr Peer Average (7.8x) Illustr. Cost Undiscounted Future Share Price (2022E) of Equity $22.95 $28.65 $34.15 14.5% $20.05 $25.00 $29.85 16.5% 19.70 24.60 29.30 18.5% 19.35 24.20 28.80 $34.15 $38.65 $14.09 $28.65 $32.95 $22.95 $27.15 $10 $20 $30 $40 Current 2022 2023 Illustrative Future Share Price Present Value of Illustrative Future Share Price(4) Source: FactSet as of February 4, 2022 and Management projections provided on February 3, 2022. Note: Diluted shares in millions. Future share prices discounted to December 31, 2021. Share prices rounded to nearest $0.05. (1) Reflects management 2022E EBITDA projection. (2) NTM multiple based on RETURN 3-year average. (3) NTM multiple based on peer 3-year average. Peers consist of American Woodmark, Jeld-Wen, Masonite International, Owens Corning and PGT Innovations. (4) Illustrative future share price discounted at 18.5% based on RETURN’s cost of equity per RETURN observed figures. Present Value of YE 2022 Share Price Sensitivity February 3 Mgmt. Case at Unaffected 6.1x NTM Multiple(1) February 3 Mgmt. Case at 3-Year Avg. 6.9x NTM Multiple(2) Future Share Price Breakeven Analysis – February 3 Management Case Analysis represents illustrative future share price assuming a range of EV / NTM EBITDA multiples applied to RETURN February 3 Management Case projections (1) February 3 Mgmt. Case at Peer 3-Year Avg. 7.8x NTM Multiple(3) $19.35 $19.35 $14.09 $24.20 $23.45 $28.80 $27.50 $10 $20 $30 $40 Current 2022 2023

22 — Confidential — $6,235 $6,601 $6,947 $7,318 $7,767 $6,235 $6,562 $6,572 $6,660 $6,972 $5,458 $6,185 $6,510 $6,518 $6,609 $6,920 $5,746 $6,428 $6,766 $6,778 $6,857 $7,175 $5,000 $5,500 $6,000 $6,500 $7,000 $7,500 $8,000 2021E 2022E 2023E 2024E 2025E 2026E $775 $880 $981 $1,090 $1,216 $775 $872 $898 $940 $1,027 $675 $725 $820 $844 $889 $975 $721 $750 $853 $879 $913 $992 $600 $700 $800 $900 $1,000 $1,100 $1,200 $1,300 2021E 2022E 2023E 2024E 2025E 2026E $427 $548 $585 $638 $705 $427 $549 $587 $590 $612 $251 $399 $514 $551 $556 $577 $70 $684 $499 $565 $569 $582 $-- $200 $400 $600 $800 $1,000 2021E 2022E 2023E 2024E 2025E 2026E % Growth % Margin Mgmt. Case 2021E 2022E 2023E 2024E 2025E 2026E November 3 22% 14% 6% 5% 5% 6% December 3 22% 14% 5% 0% 1% 5% January 3 22% 13% 5% 0% 1% 5% February 3 23% 12% 5% 0% 1% 5% % Margin % Margin Mgmt. Case 2021E 2022E 2023E 2024E 2025E 2026E November 3 12% 12% 13% 14% 15% 16% December 3 12% 12% 13% 14% 14% 15% January 3 12% 12% 13% 13% 13% 14% February 3 13% 12% 13% 13% 13% 14% % Margin Mgmt. Case 2021E 2022E 2023E 2024E 2025E 2026E November 3 5% 7% 8% 8% 9% 9% December 3 5% 7% 8% 9% 9% 9% January 3 5% 6% 8% 8% 8% 8% February 3 1% 11% 7% 8% 8% 8% Overview of RETURN Management Projections Net Sales Adj. EBITDA Unlevered Free Cash Flow(1)(2) Source: Management projections provided on November 3, 2021, December 3, 2021, January 3, 2022 and February 3, 2022. Note: Dollars in millions. Represents actuals for February 3 projections. (1) Includes stock-based compensation as an expense. (2) Includes a $75mm payment from a settlement agreement filed on August 25, 2021 between parties to a class action complaint filed on November 14, 2018. The settlement remains subject to court approval. RETURN’s counsel believes that the likelihood of approval of the settlement is over 95%. (3) 2021 figures include UCC. January 3 February 3(3) December 3 As of: November 3 (Base Case – 2022 Trends Continue)

23 — Confidential — Fiscal Year Ending December 31, 2021A 2022E 2023E 2024E 2025E 2026E Net Sales $5,746 $6,428 $6,766 $6,778 $6,857 $7,175 % Growth 23% 12% 5% 0% 1% 5% Gross Profit $1,238 $1,330 $1,490 $1,558 $1,652 $1,805 % Margin 22% 21% 22% 23% 24% 25% Operating Income $332 $451 $579 $630 $688 $791 % Margin 6% 7% 9% 9% 10% 11% Net Income $52 $262 $319 $383 $440 $528 % Margin 1% 4% 5% 6% 6% 7% Diluted Earnings per Share $0.41 $2.06 $2.52 $3.02 $3.47 $4.16 Adjusted EBITDA $721 $750 $853 $879 $913 $992 % Margin 13% 12% 13% 13% 13% 14% Unlevered Free Cash Flow(2) $70 $684 $499 $565 $569 $582 % Margin 1% 11% 7% 8% 8% 8% Source: Management projections provided on February 3, 2022. Note: Dollars in millions, except per share figures. EBITDA is unburdened for stock-based compensation. (1) Excludes $831mm gain on sale of IMP and DBCI business units. (2) Includes stock-based compensation as an expense. (3) Includes a $75mm payment from a settlement agreement filed on August 25, 2021 between parties to a class action complaint filed on November 14, 2018. The settlement remains subject to court approval. RETURN’s counsel believes that the likelihood of approval of the settlement is over 95%. (3) RETURN February 3 Management Case Summary (1) (1) (1)

24 — Confidential — Source: Management projections provided on February 3, 2022. Note: Dollars in millions. EBITDA is unburdened for stock based compensation. RETURN February 3 Management Case Segment Detail Fiscal Year Ending December 31, CAGR 2021A 2022E 2023E 2024E 2025E 2026E '21A-'23E '21A-'26E Windows Segment $2,454 $2,895 $3,027 $2,959 $3,076 $3,221 11% 6% % Growth 17% 18% 5% (2%) 4% 5% Commercial Segment 1,927 2,132 2,242 2,339 2,211 2,267 8% 3% % Growth 34% 11% 5% 4% (5%) 2% Siding Segment 1,364 1,651 1,747 1,731 1,819 1,937 13% 7% % Growth 18% 21% 6% (1%) 5% 6% Corporate Risk Adjustment (0) (250) (250) (250) (250) (250) Total Net Sales $5,746 $6,428 $6,766 $6,778 $6,857 $7,175 9% 5% % Growth 23% 12% 5% 0% 1% 5% Windows Segment $439 $587 $656 $678 $747 $825 22% 13% % Margin 18% 20% 22% 23% 24% 26% Commercial Segment 520 460 516 559 552 587 (0%) 2% % Margin 27% 22% 23% 24% 25% 26% Siding Segment 370 425 463 470 506 550 12% 8% % Margin 27% 26% 26% 27% 28% 28% Corporate Risk Adjustment (91) (142) (145) (149) (153) (157) Total Gross Profit $1,238 $1,330 $1,490 $1,558 $1,652 $1,805 10% 8% % Margin 22% 21% 22% 23% 24% 25% Windows Segment $255 $370 $418 $427 $471 $522 28% 15% % Margin 10% 13% 14% 14% 15% 16% Commercial Segment 333 261 300 322 305 319 (5%) (1%) % Margin 17% 12% 13% 14% 14% 14% Siding Segment 266 302 328 329 350 378 11% 7% % Margin 19% 18% 19% 19% 19% 20% Corporate Expenses (132) (133) (142) (149) (164) (177) Corporate Risk Adjustment -- (50) (50) (50) (50) (50) Total Adj. EBITDA $721 $750 $853 $879 $913 $992 9% 7% % Growth 26% 4% 14% 3% 4% 9% % Margin 13% 12% 13% 13% 13% 14%

25 — Confidential — Limited Trading Float Potentially Weighing on Valuation Source: Company filings and FactSet as of February 10, 2022. Float as a % of Basic Shares Outstanding 99% 98% 98% 96% 95% 42% OC AMWD DOOR PGTI JELD CNR ADTV as % of BSO: Top Shareholder: Top 10 Shareholders: 0.81% 0.62% 0.52% 0.40% 0.61% 0.51% 9.7% 15.0% 9.7% 14.2% 15.4% 49.2% Vanguard BlackRock Vanguard BlackRock Fidelity COPY 41.4% 61.8% 49.8% 60.9% 63.3% 72.1% RETURN

26 — Confidential — CY ’21E–’23E Rev. CAGR(1) CY ’22E EBITDA Margin CY ’21E–’23E EBITDA CAGR(1) Benchmarking RETURN’s Financial Metrics vs. Peers Source: Company filings, Management projections and FactSet as of February 10, 2022. Note: Percentiles exclude RETURN. EBITDA is unburdened for stock-based compensation. RETURN Management Case net leverage based on LTM values as of December 31, 2021. (1) Reflects management case growth for ’21A –’23E. (2) AMWD ’23E EBITDA estimates unavailable. Represents ’21E –’22E growth. Peers RETURN RETURN (Feb. 3rd Case) Peer Mean 25th Percentile Peer Median 75th Percentile Net Leverage Peer Mean 25th Percentile Peer Median 75th Percentile Peer Mean 25th Percentile Peer Median 75th Percentile Peer Mean 25th Percentile Peer Median 75th Percentile 3.0x 2.3x 2.9x 1.1x 3.7x 3.4x 3.0x 2.9x 1.1x 1.1x 17% 15% 15% 11% 23% 17% 15% 12% 11% 10% 11% 9% 9% 8% 15% 11% 9% 9% 8% 4% (2) 6% 7% 6% 5% 12% 9% 6% 6% 5% 5% RETURN (Feb. 3rd Case) RETURN (Feb. 3rd Case) RETURN (Feb. 3rd Case)

27 — Confidential — CY ’19A–’21E Revenue CAGR(1) CY ’19A-’21E EBITDA Margin Change(1) CY ’19A–’21E EBITDA CAGR(1) Benchmarking RETURN’s Financial Metrics vs. Peers (Cont.) Source: Company filings, Management projections and FactSet as of February 10, 2022. Note: Percentiles exclude RETURN. EBITDA is unburdened for stock-based compensation. PGT Innovations’ financials are pro forma for the acquisitions of NewSouth Window Solutions and Anlin Windows and Doors. (1) Reflects management case growth for ’19A –’21A. RETURN (Feb. 3rd Case) RETURN (Feb. 3rd Case) RETURN (Feb. 3rd Case) Peer Mean 25th Percentile Peer Median 75th Percentile Peer Mean 25th Percentile Peer Median 75th Percentile Peer Mean 25th Percentile Peer Median 75th Percentile 10% 9% 8% 6% 17% 10% 8% 8% 6% 5% 21% 9% 7% 7% 22% 21% 16% 7% 7% (14%) +300 +8 +36 (265) +460 +300 +170 +36 (265) (491) (bps) Peers RETURN

28 — Confidential — Unaffected Historical Multiples L5Y L3Y LTM Mean Mean Mean Current RETURN 7.1x 6.9x 6.8x 6.1x Peers 8.0x 7.8x 7.8x 6.6x Δ vs. Peers (0.9x) (0.8x) (0.9x) (0.6x) 4.0x 6.0x 8.0x 10.0x 12.0x Feb-17 Feb-18 Feb-19 Feb-20 Feb-21 $0 $5 $10 $15 $20 $25 $30 $35 Feb-17 Feb-18 Feb-19 Feb-20 Feb-21 Feb-22 Historical Unaffected Trading and Valuation - RETURN vs. Peers Source: FactSet and Wall Street research as of February 4, 2022. Note: EBITDA is unburdened for stock-based compensation. Peers consist of American Woodmark, Jeld-Wen, Masonite International, Owens Corning and PGT Innovations. Valuation (EV / NTM EBITDA) 6.1x 6.6x 7.8x 7.4x Unaffected: $14.09 (12%) COPY Indication: $24.65 +36% Share Price Performance Peer Group Mean RETURN Δ vs. Peers Δ: 0.5x Δ: (0.6x) Unaffected Historical Returns L5Y L3Y LTM RETURN (12%) +69% +21% Peers +36% +49% (10%) Feb-22

29 — Confidential — – $10.00 $20.00 $30.00 Dec-19 Jun-20 Dec-20 Jun-21 Dec-21 Outlook Target Valuation Operating Metrics 2022E '20A-'22E % Prem. EV / 2022E 2022E EBITDA EBITDA Broker Price Target To Unaffected Base Year EBITDA Revenue EBITDA Margin CAGR 92% 2022E NA $6,118 $768 12.6% 12.5% 77% 2022E 7.7x 6,109 748 12.2% 11.0% 63% 2022E 7.0x 6,119 767 12.5% 12.4% 35% 2022E 7.0x 5,706 731 12.8% 9.7% Median 70% 7.0x $6,113 $758 12.5% 11.7% $27 $25 $23 $19 $24 Current Analyst Perspectives on RETURN RETURN Analyst Sentiment Over Time Buy Hold Buy Hold Sell RETURN Share Price Median Price Target $24.00 $14.09 (1) Source: Wall Street research as of February 4, 2022. (1) Based on RETURN’s unaffected share price of $14.09 as of February 4, 2022.

30 — Confidential — Debt / Unlevered Beta Equity 1.05 1.10 1.15 1.20 1.25 10% 11.3% 11.7% 12.1% 12.4% 12.8% 20% 11.1% 11.5% 11.9% 12.2% 12.6% 30% 11.0% 11.3% 11.7% 12.0% 12.4% 40% 10.8% 11.2% 11.5% 11.9% 12.2% 50% 10.7% 11.1% 11.4% 11.8% 12.1% 60% 10.6% 11.0% 11.3% 11.6% 12.0% Weighted Average Cost of Capital Analysis – RETURN Selected Public Companies Illustrative WACC Illustrative WACC Sensitivity Source: Public company filings, Wall Street research, Bloomberg, S&P Capital IQ and FactSet as of February 10, 2022. Note: Dollars in millions. Companies sorted by market cap. (1) Reflects unaffected market data as of February 4, 2022. (2) Represents adjusted two-year weekly beta relative to S&P 500. (3) Unlevered Beta equals (Levered Beta / (1 + (1 - Tax Rate) * (Debt / Equity)). Tax rate used is 25%. (4) Reflects median for Peer Observed. (5) Levered Beta equals (Unlevered Beta * (1 + (1 - Tax Rate) * (Debt / Equity)). Tax rate used is 25%. (6) Reflects yield on 20-year U.S. Treasury. (7) Reflects U.S. long-horizon equity risk premium per Duff & Phelps 2022 valuation handbook. (8) Reflects size premium for companies with market capitalizations between ~$1,306mm and ~$2,165mm per Duff & Phelps 2022 valuation handbook. (9) Peer Observed pre-tax cost of debt is based on the BB U.S. high-yield index effective yield per St. Louis Fed. RETURN Observed pre-tax cost of debt is based on yield to worst of RETURN’s senior notes due 2029. (10) WACC equals ((Debt / Capitalization * After-Tax Cost of Debt) + (Equity / Capitalization * Cost of Equity)). Market Debt Debt / Beta Company Cap ($mm) ($mm) Equity Levered(2) Unlevered(3) Owens Corning $9,181 $3,095 34% 1.44 1.15 Masonite 2,330 878 38% 1.58 1.23 JELD-WEN 2,181 1,822 84% 1.83 1.13 PGT Innovations 1,098 635 58% 1.51 1.05 American Woodmark 897 506 56% 1.68 1.18 75th Percentile 58% 1.68 1.18 Mean 54% 1.61 1.15 Median 56% 1.58 1.15 25th Percentile 38% 1.51 1.13 RETURN(1) $1,849 $3,081 167% 2.01 0.89 Peer RETURN Observed Observed Unlevered Beta(4) 1.15 0.89 Debt / Equity(4) 56% 167% Levered Beta(5) 1.630 2.010 Risk-Free Rate(6) 2.4% 2.4% Market Risk Premium(7) 7.5% 7.5% Market Size Premium(8) 1.3% 1.3% Cost of Equity 15.9% 18.7% Pre-Tax Cost Of Debt(9) 4.30% 5.20% Tax Rate 25.0% 25.0% After-Tax Cost Of Debt 3.2% 3.9% % Equity 63.9% 37.5% % Debt 36.1% 62.5% Estimated WACC(10) 11.3% 9.5% For Reference Only